Exhibit 99.1

Hercules Technology Growth Capital Announces Net Investment
Income EPS of $0.27 and Fiscal Year 2009 Financial Results

$194.0 Million of Liquidity for New Investments
Closed New Credit Facility for $20.0 Million with Union Bank
Paid $1.26 in Dividends in 2009 and Declares a $0.20 Dividend for Q1 2010
Announces $35.0 Million Stock Repurchase Program

PALO ALTO, Calif.--(BUSINESS WIRE)--February 11, 2010--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today its financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Highlights:

  Hercules finished the quarter with a strong liquidity position with over $194.0 million available liquidity comprised of $124.8 million of cash, available SBA debentures of approximately $20.0 million, and unused Wells Fargo Foothill facility availability of $50.0 million.
  Revenues of approximately $16.7 million as compared to revenues of approximately $22.0 million for the comparable period in 2008.
  Net investment income before taxes during the quarter was $9.4 million, compared to $11.0 million in the fourth quarter of 2008. Net investment income per share was $0.27 for the fourth quarter of 2009 on higher shares outstanding, compared to $0.34 per share in the fourth quarter of 2008.
  Net interest margin was 12.82% for the fourth quarter of 2009, compared to 11.38% for the fourth quarter of 2008.
  Taxable income for the fourth quarter was approximately $7.1 million, or $0.20 per share compared to $8.6 million or $0.27 per share during the fourth quarter of 2008.
  Total investment assets of $370.4 million as of December 31, 2009 compared to $581.3 million as of December 31, 2008, representing a decrease of 36.3% as we added liquidity to our balance sheet. Of our loan portfolio, greater than 98% of the investments are in senior secured loans.
  Received approximately $68.8 million of principal repayments, including early repayments and working capital line paydowns of approximately $49.9 million.
  Recorded net realized losses of $11.3 million, primarily attributable to two portfolio companies, previously recorded as unrealized depreciation, and net unrealized appreciation of $10.4 million on loans, warrants and equity investments. Of the unrealized appreciation, approximately $12.6 million was primarily attributable to the reversal of unrealized depreciation to realized losses on loans, equity and warrants.
  Debt and equity fundings in the quarter totaled approximately $17.0 million and approximately $800,000, respectively.
  Paid our seventeenth consecutive quarterly dividend since inception of $0.30 per share.
  In December 2009 paid a special fifth dividend of $0.04 per share.
  Announced a $0.20 dividend per share, our eighteenth consecutive quarterly dividend. This dividend will be paid on March 19, 2010 to shareholders of record as of February 19, 2010.

“If we learned anything from 2009, it was a reminder to focus on the fundamentals at all costs: credit, liquidity and quality of earnings. These fundamentals are core to Hercules’ DNA, it is how we approach our disciplined underwriting requirements,” said Manuel A. Henriquez, president and CEO of Hercules. “Because of this discipline, we successfully managed through one of the worst credit crisis in this country’s history while still generating taxable income to distribute to our shareholders of $1.26 in dividends.

“We achieved this operating performance while also diligently managing our own credit portfolio, successfully achieving total realized net investment loss, since inception, of less than 1.7% of total investment commitments of approximately $1.6 billion. This was not an easy task, but it was achieved by the exceptional hard work of our highly disciplined team of employees who are Hercules’ true assets. I am proud to say, we finished 2009 with a very strong and unleveraged balance sheet with over $194.0 million of liquidity. With the recent addition of the Union Bank $20.0 million revolving credit facility coupled with our anticipated second SBA license for an additional $75.0 million, our liquidity is expected to exceed $285.0 million, positioning Hercules for growth and new asset originations as our economy continues to improve and we turn our attention back to building our investment portfolio during 2010 and beyond.

“Because of this focus on discipline and fundamentals, we continue to differentiate ourselves from our competitors and many of the other BDCs or specialty finance companies by demonstrating our ability to post another solid quarter of net investment income of $9.4 million for the fourth quarter. Our ‘slow and steady’ strategy during 2009 has proven to have been an effective and prudent strategy,” continued Henriquez.

“As we turn our attention to 2010, we have begun the process to build our investment portfolio which will eventually lead to increased net investment income and provide the necessary taxable earnings to continue to grow our dividend. Hercules has always believed, and as evidenced by our own variable dividend tied to taxable income performance, BDCs should pay their dividends to reflect their taxable income. Because of this discipline, Hercules has proactively adjusted its dividends to reflect its current investment portfolio taxable income generating capabilities. We have already taken steps to begin this new phase of growth of our investment portfolio, by adding four new managing directors focused solely on new asset originations who have unique sector and stage-of-investment experience specifically in the lower middle market, later stage and early stage venture capital. In addition, we have recently brought on board a new Chief Operating Officer to focus on scaling our infrastructure as we scale the business.

“Our focus on credit and ensuring that we maintain a strong liquidity position was a competitive advantage in 2009 and is a critical differentiation and competitive advantage in 2010. Our partnership with the Small Business Administration SBIC program does play a pivotal role within Hercules' funding strategy.

“In addition, in February 2010, we successfully closed on a new $20 million revolving credit facility with Union Bank, further strengthening our total liquidity position in excess of $214 million today. As a result of these actions, we begin the new year positioned for growth, demonstrated by the fact that we have signed term sheets and are in negotiation for potential new financings in excess of $180 million in the first quarter of 2010,” Henriquez concluded.

2009 Highlights:

  Revenues of $74.3 million, as compared to $75.8 million in 2008.
  Net investment income before taxes of approximately $43.1 million, or $1.25 per share on higher outstanding shares, representing an increase of 7.8% year over year. In 2008, net investment income for the Company was approximately $40.0 million, or $1.23 per share.
  Net income for 2009 was approximately $13.6 million, or $0.38 per share which includes approximately $30.8 million of realized losses and $1.3 million in unrealized appreciation in 2009, primarily attributable to ASC 820 valuation accounting, formerly known as FAS 157. This compares to approximately $21.0 million or $0.64 per share in 2008.
  Taxable income for the year was approximately $37.9 million, or $1.10 per share, as compared to $40.0 million or $1.23 in 2008.
  Total debt commitments were approximately $180.2 million, as compared to approximately $406.0 million in the year 2008. The decrease in commitments reflects the slower investment pace we have maintained since the second half of 2008.
  Total fundings were approximately $94.5 million for 2009, of which debt fundings totaled approximately $92.9 million and equity investments totaled approximately $1.6 million, as compared to approximately $325.0 million of fundings in the prior year, of which, approximately $6.0 million was in equity investments.
  Total unfunded debt commitments were approximately $11.7 million as of December 31, 2009.
  Overall weighted average yield to maturity on the company’s loan portfolio increased to 13.62%, compared to 12.87% in 2008.

Fourth Quarter Review and Operating Results

The economy and the venture capital markets continued to show modest signs of improvements during the fourth quarter. Hercules’ new investment activities were primarily focused on supporting its existing portfolio companies. Hercules entered into commitments to provide debt financing of approximately $35.2 million to existing portfolio companies and a new portfolio company. We provided funding of approximately $17.0 million to existing portfolio companies and one new portfolio company.

Proceeds from principal repayments were $68.8 million, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.

The fair value of Hercules’ total investment portfolio at quarter-end was $370.4 million compared to $581.3 million at the end of the fourth quarter of 2008. The fair value of the loan portfolio was approximately $320.9 million in approximately 45 companies compared to a fair value of $540.1 million at the end of the fourth quarter of 2008. The fair value of the equity portfolio in approximately 40 companies was $35.1 million compared to a fair value of approximately $23.3 million at the end of the fourth quarter of 2008.

Hercules held warrant positions in approximately 80 portfolio companies, with a fair value of approximately $14.5 million at December 31, 2009, as compared to approximately $17.9 million at December 31, 2008. If exercised, these warrant holdings at December 31, 2009, would require Hercules to invest an approximate additional $48.7 million. However, these warrants may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

During the fourth quarter, Hercules recognized $10.4 million of net unrealized appreciation from its loans, warrants and equity investments.

As of December 31, 2009, Hercules had unfunded debt commitments of approximately $11.7 million. As these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements. In addition, Hercules had five non-binding term sheets for approximately $93.5 million outstanding at December 31, 2009. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

The effective yield on our debt portfolio investments during the quarter was 13.3%, which is lower than the fourth quarter of 2008 yield of 14.9% and was primarily attributed to the decrease in interest income.

Income Statement

In the fourth quarter, total investment income decreased year over year to approximately $16.7 million from approximately $22.0 million, as a result of a significant decrease in total invested assets. The investment portfolio decreased by $210.0 million year over year as we continued to manage our balance sheet and increase liquidity.

Interest expense and loan fees were approximately $2.4 million during the fourth quarter as compared to approximately $5.5 million in the same quarter of the previous year, attributed primarily to lower outstanding loan balances on our credit facilities and lower cost of financing. Hercules had a weighted average debt balance outstanding during the quarter of approximately $130.6 million, all of which were SBA debentures.

Total operating expenses, excluding interest expense and loan fees were marginally lower for the fourth quarter of 2009 at $4.9 million, as compared to $5.4 million for the fourth quarter of 2008. This decrease was primarily attributable to lower compensation expenses offset by higher legal expenses, work-out related expenses, and consulting fees.

Net investment income for the fourth quarter of 2009 was approximately $9.4 million, compared to approximately $11.0 million for the fourth quarter of 2008. Net investment income based on 35.1 million basic shares outstanding was $0.27 per share in the fourth quarter of 2009, compared to $0.34 per share based on 32.7 million basic shares outstanding in the fourth quarter of 2008.

The net realized losses of $11.3 million recognized during the fourth quarter were primarily attributed to net losses on loans, equities and warrants in two portfolio companies, which were disclosed during our third quarter earnings call. During the quarter we realized gains of approximately $1.6 million from the sale of equity holdings and exercising of certain warrants in publicly held securities, helping to offset a portion of the realized losses.

In addition, Hercules also recognized net unrealized appreciation on investments of approximately $10.4 million during the fourth quarter of 2009. Of this amount, approximately $12.5 million is related to net changes in loan values primarily driven by the reversal of unrealized depreciation to realized losses on two portfolio companies offset by approximately $1.5 million of net decreases in equity values and approximately $607,000 of net decreases in warrant values based on the fair value accounting required under ASC 820.

Dividends

The Company distributed a dividend of $0.30 per share during the fourth quarter. This distribution was the seventeenth consecutive quarterly dividend paid since its initial public offering in June 2005.

Effective in 2009, our Board of Directors adopted a policy to distribute four quarterly distributions in an amount that approximates 90 - 95% of our taxable income. A determination was made to distribute approximately 98 - 100% of our annual taxable income in the year in which it was earned, rather than spilling over significant amounts of our excess taxable income into the following year. As a result, we paid a special fifth dividend of $0.04 per share to our shareholders in December 2009. This practice is anticipated to be re-evaluated each year and is subject to change at anytime, pending market conditions.

The Board of Directors also declared a cash dividend of $0.20 per share for the first quarter that will be payable on March 19, 2010, to shareholders of record as of February 19, 2010. This is the Company’s eighteenth consecutive quarterly dividend declaration since its initial public offering, and will bring the total cumulative dividends declared to-date to $5.21 per share.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for the full year. The tax attributes of its distributions for the year ended December 31, 2009, were paid 100% from earnings and profits. There can be no certainty to shareholders that the 2009 determination is representative of what the tax attributes of its 2010 distributions to shareholders will actually be. The Company's dividend is paid from taxable income.

Liquidity and Capital Resources

At December 31, 2009, the Company’s net assets were $366.5 million compared to $368.7 million as of September 30, 2009, representing net asset value per share of $10.29 and $10.37, respectively. This decrease in net assets is primarily attributable to the payment of dividends in the fourth quarter to achieve a payout of 98 – 100% of taxable earnings for the year.

We continue to focus on our liquidity position and strengthening our balance sheet as evidenced by our cash balance of $124.8 million in cash and cash equivalents at the end of the fourth quarter.

Currently, Hercules has a credit facility with Wells Fargo Foothill that provides $50.0 million in initial credit capacity under the facility, and other lenders may be added to the facility to reach the total credit commitment up to $300.0 million. The Company continues to be in discussions with other potential lenders to join the facility; however, there is no guarantee that additional lenders will join. At December 31, 2009, there was no outstanding balance.

In addition, in February 2010, Hercules completed its credit facility negotiations with Union Bank providing a one year credit facility of $20.0 million. Pricing of the credit facility is LIBOR +2.25% with a floor of 4.0%, an advance rate of 50% against eligible loans, and secured by loans in the borrowing base.

Hercules also has access to $150.0 million under the SBIC program, contingent upon final SBA drawdown approval, of which we have drawn $130.6 million. Hercules has also submitted its final application to the SBA for a second SBIC license that would provide up to an additional $75.0 million of borrowings, subject to SBA approval and an additional capital contribution of $37.5 million into Hercules’ SBA subsidiary.

Our SBA borrowings are exempt from the 1:1 leverage test imposed on BDCs and as such we would have 0.0% leverage ratio at December 31, 2009 as we have no debt outstanding under our credit facility. Including the SBA borrowings, the leverage ratio would represent approximately 36%.

Our combined cash position and available borrowings under our Wells credit facility and the SBIC program at December 31, 2009 provides a combined liquidity of approximately $194 million for investment purposes going into 2010, subject to the limitations discussed above. Our new credit facility with Union Bank along with the pending second license with the SBA would potentially provide additional liquidity of up to $95.0 million in 2010.

Portfolio Asset Quality and Diversification

As of December 31, 2009, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1 $15.8 million or 4.9% of the total portfolio

Grade 2 $147.5 million or 46.0% of the total portfolio

Grade 3 $108.7 million or 33.9% of the total portfolio

Grade 4 $38.4 million or 12.0% of the total portfolio

Grade 5 $10.5 million or 3.2% of the total portfolio

At December 31, 2009, the weighted average loan grade of the portfolio was 2.71 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.66 as of September 30, 2009. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of December 31, 2009 was as follows:

  16.6% in software companies
  15.7% in communications and networking companies
  14.0% in drug discovery companies
  10.2% in information services companies
  6.9% in consumer and business products companies
  6.8% in specialty pharmaceutical companies
  5.8% in drug delivery companies
  5.5% in internet consumer & business services companies
  4.8% in electronic & computer hardware companies
  3.6% in therapeutics companies
  3.1% in semiconductor companies
  3.1% in diagnostic companies
  2.6% in biotechnology tools companies
  0.7 % in surgical devices companies
  0.6% in media/content/info companies

Subsequent Events

In February of 2010, we closed on our new $20.0 million credit facility with Union Bank, a one year revolving credit facility. Pricing of credit facility is LIBOR +2.25% with a floor of 4.0%, an advance rate of 50% against eligible loans, and secured by loans in the borrowing base.

In February 2010, we extended the Wells Fargo Foothill facility maturity to August of 2011 from August 2010 under the same terms and conditions of the existing agreement. We have also commenced negotiations to expand the Credit Facility.

In February 2010, we responded to the Small Business Administration's comment letter relating to our second SBIC license for an additional $75 million of borrowings. We anticipate that the license should be approved during the spring of 2010; however there can be no assurance that the SBA will grant Hercules a second license or when the license will be approved.

In February 2010, the Board of Directors approved a $35 million open market share repurchase program. This program replaces a $15 million repurchase program which expired in November 2009. Hercules may repurchase common stock in the open market, including block purchases, at prices that may be above or below the net asset value as reported in its then most recently published financial statements. Hercules anticipates that the manner, timing, and amount of any share purchases will be determined by company management based upon the evaluation of market conditions, stock price, and additional factors in accordance with regulatory requirements. As a 1940 Act reporting company, Hercules is required to notify shareholders of the existence of a repurchase program when such a program is initiated or implemented. The repurchase program does not require Hercules to acquire any specific number of shares and may be extended, modified, or discontinued at any time.

In January 2010, Progress Software (NASDAQ: PRGS) acquired Savvion, Inc. which closed in February 2010 and resulted in an IRR 14.6% percent.

In January 2010, Aveo Pharmaceuticals amended their registration to sell common stock which was originally filed in December 2009 and Everyday Health (formerly Waterfront Media) filed its registration statement to sell common stock in an initial public offering in anticipation of raising $100.0 million.

Conference Call

Hercules has scheduled its 2009 fourth quarter financial results conference call for February 11, 2010 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (888) 551-9020 or (719) 457-2601 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (719) 457-0820 or and enter passcode 2614427.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(Dollars in thousands, except per share data)

	December 31,
	2009	December 31,
	(unaudited)	2008
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $352,553 and $583,592, respectively)	$335,179	$579,079
Affiliate investments (cost of $3,975 and $8,756, respectively)	3,074	2,222
Control investments (cost of $23,823 and $0, respectively)	32,184	-
Total investments, at value (cost of $380,351 and $592,348 respectively)	370,437	581,301
Deferred loan origination revenue	(2,425)	(6,871)
Cash and cash equivalents	124,828	17,242
Interest receivable	10,309	8,803
Other assets	5,818	8,197

Total assets	508,967	608,672

Liabilities
Accounts payable and accrued liabilities	11,852	9,432
Short-term credit facility	-	89,582
Long-term SBA Debentures	130,600	127,200

Total liabilities	142,452	226,214

Net assets	$366,515	$382,458

Net assets consist of:
Common stock, par value	$35	$33
Capital in excess of par value	410,156	395,760
Unrealized depreciation on investments	(10,029)	(11,297)
Accumulated realized gain (loss) on investments	(26,895)	3,906
Distributions in excess of investment income	(6,752)	(5,944)

Total net assets	$366,515	$382,458

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	35,634	33,096

Net asset value per share	$10.29	$11.56

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Investment income:
Interest	$13,755	$19,614	$62,200	$67,283
Fees	2,911	2,349	12,077	8,552

Total investment income	16,666	21,963	74,277	75,835
Operating expenses:
Interest	2,071	4,427	9,387	13,121
Loan fees	297	1,085	1,880	2,649
General and administrative	1,826	1,592	7,281	6,899
Employee compensation:
Compensation and benefits	2,625	3,397	10,737	11,595
Stock-based compensation	470	447	1,888	1,590
Total employee compensation	3,095	3,844	12,625	13,185

Total operating expenses	7,289	10,948	31,173	35,854

Net investment income before investment gains and losses	9,377	11,015	43,104	39,981

Net realized gain (loss) on investments	(11,295)	(2,349)	(30,801)	2,643
Provision for excise tax	-	(203)	-	(203)
Net increase (decrease) in unrealized appreciation on investments	10,377	(19,402)	1,269	(21,426)

Net realized and unrealized loss	(918)	(21,954)	(29,532)	(18,986)
Net increase in net assets resulting from operations	$8,459	$(10,939)	$13,572	$20,995

Net investment income before investment gains and losses per common share:
Basic	$0.27	$0.34	$1.25	$1.23

Diluted	$0.26	$0.34	$1.23	$1.23

Change in net assets per common share:
Basic	$0.24	$(0.34)	$0.38	$0.64

Diluted	$0.23	$(0.34)	$0.37	$0.64

Weighted average shares outstanding
Basic	35,094	32,675	34,486	32,619

Diluted	35,720	32,675	34,891	32,619

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com